# SEC Schedule 13G/A (Amendment No. 2) — Beneficial ownership report by passive or exempt holders of more than 5% of a class (short form)

Issuer: Definitive Healthcare Corp., CIK 0001861795
CUSIP: 24477E103
Title of class of securities: Class A Common Stock, $0.001 par value
Address of issuer's principal executive offices: 492 Old Connecticut Path, Suite 401, Framingham, Massachusetts (MA), 01701
Date of event which requires filing of this statement: 03/31/2025
Filed pursuant to Rule 13d-1(d)
Amends the filing with accession number 0001140361-22-005071
Filed by CIK 0001034196

## Reporting persons
- ADVENT INTERNATIONAL, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 58,869,889; shared voting power 0; sole dispositive power 58,869,889; shared dispositive power 0; aggregate amount beneficially owned 58,869,889 (54.84% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Class A common stock ("Common Stock") outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the Securities and Exchange Commission ("SEC") on May 8, 2025.
- Advent International GP, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 58,869,889; shared voting power 0; sole dispositive power 58,869,889; shared dispositive power 0; aggregate amount beneficially owned 58,869,889 (54.84% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Common Stock outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 8, 2025.
- Advent International GPE IX, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 46,251,909; shared voting power 0; sole dispositive power 46,251,909; shared dispositive power 0; aggregate amount beneficially owned 46,251,909 (43.09% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Common Stock outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 8, 2025.
- GPE IX GP Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 36,492,659; shared voting power 0; sole dispositive power 36,492,659; shared dispositive power 0; aggregate amount beneficially owned 36,492,659 (34% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Common Stock outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 8, 2025.
- Advent International GPE IX Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 16,955,510; shared voting power 0; sole dispositive power 16,955,510; shared dispositive power 0; aggregate amount beneficially owned 16,955,510 (15.8% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Common Stock outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 8, 2025.
- Advent International GPE IX-B Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 3,359,809; shared voting power 0; sole dispositive power 3,359,809; shared dispositive power 0; aggregate amount beneficially owned 3,359,809 (3.13% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Common Stock outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 8, 2025.
- Advent International GPE IX-C Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 1,394,766; shared voting power 0; sole dispositive power 1,394,766; shared dispositive power 0; aggregate amount beneficially owned 1,394,766 (1.3% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Common Stock outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 8, 2025.
- Advent International GPE IX-F Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 1,463,380; shared voting power 0; sole dispositive power 1,463,380; shared dispositive power 0; aggregate amount beneficially owned 1,463,380 (1.36% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Common Stock outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 8, 2025.
- Advent International GPE IX-G Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 4,815,226; shared voting power 0; sole dispositive power 4,815,226; shared dispositive power 0; aggregate amount beneficially owned 4,815,226 (4.49% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Common Stock outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 8, 2025.
- Advent International GPE IX-H Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 5,428,915; shared voting power 0; sole dispositive power 5,428,915; shared dispositive power 0; aggregate amount beneficially owned 5,428,915 (5.06% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Common Stock outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 8, 2025.
- Advent International GPE IX-I Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 3,075,053; shared voting power 0; sole dispositive power 3,075,053; shared dispositive power 0; aggregate amount beneficially owned 3,075,053 (2.86% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Common Stock outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 8, 2025.
- GPE IX GP S.a r.l: type of reporting person: corporation (CO); citizenship or place of organization: Luxembourg (N4); does not affirm membership in a group (box b); sole voting power 8,301,241; shared voting power 0; sole dispositive power 8,301,241; shared dispositive power 0; aggregate amount beneficially owned 8,301,241 (7.73% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Common Stock outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 8, 2025.
- Advent International GPE IX-A SCSp: type of reporting person: partnership (PN); citizenship or place of organization: Luxembourg (N4); does not affirm membership in a group (box b); sole voting power 4,985,850; shared voting power 0; sole dispositive power 4,985,850; shared dispositive power 0; aggregate amount beneficially owned 4,985,850 (4.64% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Common Stock outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 8, 2025.
- Advent International GPE IX-D SCSp: type of reporting person: partnership (PN); citizenship or place of organization: Luxembourg (N4); does not affirm membership in a group (box b); sole voting power 1,061,241; shared voting power 0; sole dispositive power 1,061,241; shared dispositive power 0; aggregate amount beneficially owned 1,061,241 (0.99% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Common Stock outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 8, 2025.
- Advent International GPE IX-E SCSp: type of reporting person: partnership (PN); citizenship or place of organization: Luxembourg (N4); does not affirm membership in a group (box b); sole voting power 2,156,723; shared voting power 0; sole dispositive power 2,156,723; shared dispositive power 0; aggregate amount beneficially owned 2,156,723 (2.01% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Common Stock outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 8, 2025.
- Advent International GPE IX Strategic Investors SCSp: type of reporting person: partnership (PN); citizenship or place of organization: Luxembourg (N4); does not affirm membership in a group (box b); sole voting power 97,427; shared voting power 0; sole dispositive power 97,427; shared dispositive power 0; aggregate amount beneficially owned 97,427 (0.09% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Common Stock outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 8, 2025.
- AP GPE IX GP Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 1,458,009; shared voting power 0; sole dispositive power 1,458,009; shared dispositive power 0; aggregate amount beneficially owned 1,458,009 (1.36% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Common Stock outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 8, 2025.
- Advent Partners GPE IX Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 55,642; shared voting power 0; sole dispositive power 55,642; shared dispositive power 0; aggregate amount beneficially owned 55,642 (0.05% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Common Stock outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 8, 2025.
- Advent Partners GPE IX-A Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 128,669; shared voting power 0; sole dispositive power 128,669; shared dispositive power 0; aggregate amount beneficially owned 128,669 (0.12% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Common Stock outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 8, 2025.
- Advent Partners GPE IX-C Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 321,070; shared voting power 0; sole dispositive power 321,070; shared dispositive power 0; aggregate amount beneficially owned 321,070 (0.3% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Common Stock outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 8, 2025.
- Advent Partners GPE IX-A Cayman Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 54,121; shared voting power 0; sole dispositive power 54,121; shared dispositive power 0; aggregate amount beneficially owned 54,121 (0.05% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Common Stock outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 8, 2025.
- Advent Partners GPE IX-B Cayman Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 898,507; shared voting power 0; sole dispositive power 898,507; shared dispositive power 0; aggregate amount beneficially owned 898,507 (0.84% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Common Stock outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 8, 2025.
- Advent Global Technology LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 12,617,980; shared voting power 0; sole dispositive power 12,617,980; shared dispositive power 0; aggregate amount beneficially owned 12,617,980 (11.75% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Common Stock outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 8, 2025.
- Advent Global Technology GP Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 10,326,106; shared voting power 0; sole dispositive power 10,326,106; shared dispositive power 0; aggregate amount beneficially owned 10,326,106 (9.62% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Common Stock outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 8, 2025.
- Advent Global Technology Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 3,818,770; shared voting power 0; sole dispositive power 3,818,770; shared dispositive power 0; aggregate amount beneficially owned 3,818,770 (3.56% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Common Stock outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 8, 2025.
- Advent Global Technology-B Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 2,971,879; shared voting power 0; sole dispositive power 2,971,879; shared dispositive power 0; aggregate amount beneficially owned 2,971,879 (2.77% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Common Stock outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 8, 2025.
- Advent Global Technology-C Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 1,609,070; shared voting power 0; sole dispositive power 1,609,070; shared dispositive power 0; aggregate amount beneficially owned 1,609,070 (1.5% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Common Stock outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 8, 2025.
- Advent Global Technology-D Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 1,926,387; shared voting power 0; sole dispositive power 1,926,387; shared dispositive power 0; aggregate amount beneficially owned 1,926,387 (1.79% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Common Stock outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 8, 2025.
- Advent Global Technology GP S.a r.l.: type of reporting person: corporation (CO); citizenship or place of organization: Luxembourg (N4); does not affirm membership in a group (box b); sole voting power 1,885,069; shared voting power 0; sole dispositive power 1,885,069; shared dispositive power 0; aggregate amount beneficially owned 1,885,069 (1.76% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Common Stock outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 8, 2025.
- Advent Global Technology-A SCSP: type of reporting person: partnership (PN); citizenship or place of organization: Luxembourg (N4); does not affirm membership in a group (box b); sole voting power 1,885,069; shared voting power 0; sole dispositive power 1,885,069; shared dispositive power 0; aggregate amount beneficially owned 1,885,069 (1.76% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Common Stock outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 8, 2025.
- AP AGT GP Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 406,805; shared voting power 0; sole dispositive power 406,805; shared dispositive power 0; aggregate amount beneficially owned 406,805 (0.38% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Common Stock outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 8, 2025.
- Advent Partners AGT Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 31,561; shared voting power 0; sole dispositive power 31,561; shared dispositive power 0; aggregate amount beneficially owned 31,561 (0.03% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Common Stock outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 8, 2025.
- Advent Partners AGT-A Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 27,373; shared voting power 0; sole dispositive power 27,373; shared dispositive power 0; aggregate amount beneficially owned 27,373 (0.03% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Common Stock outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 8, 2025.
- Advent Partners AGT-C Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 317,329; shared voting power 0; sole dispositive power 317,329; shared dispositive power 0; aggregate amount beneficially owned 317,329 (0.3% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Common Stock outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 8, 2025.
- Advent Global Technology Strategic Investors Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 30,542; shared voting power 0; sole dispositive power 30,542; shared dispositive power 0; aggregate amount beneficially owned 30,542 (0.03% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Common Stock outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 8, 2025.
- Advent Global Opportunities Management LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 3,623,787; shared voting power 0; sole dispositive power 3,623,787; shared dispositive power 0; aggregate amount beneficially owned 3,623,787 (3.38% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Common Stock outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 8, 2025.
- Advent Global Opportunities GP LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); does not affirm membership in a group (box b); sole voting power 3,623,787; shared voting power 0; sole dispositive power 3,623,787; shared dispositive power 0; aggregate amount beneficially owned 3,623,787 (3.38% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Common Stock outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 8, 2025.
- Advent Global Opportunities GP LP: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 3,623,787; shared voting power 0; sole dispositive power 3,623,787; shared dispositive power 0; aggregate amount beneficially owned 3,623,787 (3.38% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Common Stock outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 8, 2025.
- Advent Global Opportunities Master Limited Partnership: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); does not affirm membership in a group (box b); sole voting power 3,623,787; shared voting power 0; sole dispositive power 3,623,787; shared dispositive power 0; aggregate amount beneficially owned 3,623,787 (3.38% of the class)
  Comment: The reported percentage is calculated based on 107,341,903 shares of Common Stock outstanding as of May 5, 2025, as reported on the Issuer's 10-Q filed with the SEC on May 8, 2025.

## Item 1. Issuer
Name of issuer: Definitive Healthcare Corp.
Address of issuer's principal executive offices: 492 Old Connecticut Path, Suite 401, Framingham, Massachusetts, 01701

## Item 2. Person Filing
Name of person filing:
This statement is being jointly filed by each of the persons below pursuant to Rule 13d-1(k) promulgated by the SEC pursuant to Section 13 of the Act, all of whom together are referred to herein as the "Reporting Persons":

(i) Advent International, L.P., a Delaware limited partnership (f/k/a Advent International Corporation);

(ii) Advent International GP, LLC, a Delaware limited liability company;

(iii) Advent International GPE IX, LLC, a Delaware limited liability company;

(iv) GPE IX GP Limited Partnership, a Cayman Islands limited partnership;

(v) Advent International GPE IX Limited Partnership, a Cayman Islands limited partnership;

(vi) Advent International GPE IX-B Limited Partnership, a Cayman Islands limited partnership;

(vii) Advent International GPE IX-C Limited Partnership, a Cayman Islands limited partnership;

(viii) Advent International GPE IX-F Limited Partnership, a Cayman Islands limited partnership;

(ix) Advent International GPE IX-G Limited Partnership, a Cayman Islands limited partnership;

(x) Advent International GPE IX-H Limited Partnership, a Cayman Islands limited partnership;

(xi) Advent International GPE IX-I Limited Partnership, a Cayman Islands limited partnership (the funds set forth in the foregoing clauses (v)-(xi), the "Advent IX Cayman Funds");

(xii) GPE IX GP S.a.r.l., a Luxembourg Societe a responsabilite limitee;

(xiii) Advent International GPE IX-A SCSp, a Luxembourg societe en commandite speciale;

(xiv) Advent International GPE IX-D SCSp, a Luxembourg societe en commandite speciale;

(xv) Advent International GPE IX-E SCSp, a Luxembourg societe en commandite speciale;

(xvi) Advent International GPE IX Strategic Investors SCSp, a Luxembourg societe en commandite speciale; (the funds set forth in the foregoing clauses (xiii)-(xvi), the "Advent IX Luxembourg Funds");

(xvii) AP GPE IX GP Limited Partnership, a Delaware limited partnership;

(xviii) Advent Partners GPE IX Limited Partnership, a Delaware limited partnership;

(xix) Advent Partners GPE IX-A Limited Partnership, a Delaware limited partnership;

(xx) Advent Partners GPE IX-C Limited Partnership, a Cayman Islands limited partnership (f/k/a Advent Partners GPE IX Cayman LP);

(xxi) Advent Partners GPE IX-A Cayman Limited Partnership, a Cayman Islands limited partnership;

(xxii) Advent Partners GPE IX-B Cayman Limited Partnership, a Cayman Islands limited partnership (the funds set forth in the foregoing clauses (xviii)-(xxii), the "Advent IX Partners Funds");

(xxiii) Advent Global Technology LLC, a Delaware limited liability company;

(xxiv) Advent Global Technology GP Limited Partnership, a Cayman Islands limited partnership;

(xxv) Advent Global Technology Limited Partnership, a Cayman Islands limited partnership;

(xxvi) Advent Global Technology-B Limited Partnership, a Cayman Islands limited partnership;

(xxvii) Advent Global Technology-C Limited Partnership, a Cayman Islands limited partnership;

(xxviii) Advent Global Technology-D Limited Partnership, a Cayman Islands limited partnership (the funds set forth in the foregoing clauses (xxv)-(xxviii), the "Advent Global Technology Funds");

(xxix) Advent Global Technology GP S.a r.l., a Luxembourg Societe a responsabilite limitee;

(xxx) Advent Global Technology-A SCSP, a Luxembourg societe en commandite speciale;

(xxxi) AP AGT GP Limited Partnership, a Delaware limited partnership;

(xxxii) Advent Partners AGT Limited Partnership, a Delaware limited partnership;

(xxxiii) Advent Partners AGT-A Limited Partnership, a Delaware limited partnership;

(xxxiv) Advent Partners AGT-C Limited Partnership, a Cayman Islands limited partnership (f/k/a Advent Partners AGT-Cayman Limited Partnership);

(xxxv) Advent Global Technology Strategic Investors Limited Partnership, a Cayman Islands limited partnership (the funds set forth in the foregoing clauses (xxxii)-(xxxv), the "Advent AGT Funds");

(xxxvi) Advent Global Opportunities Management LLC, a Delaware limited liability company;

(xxxvii) Advent Global Opportunities GP LLC, a Delaware limited liability company;

(xxxviii) Advent Global Opportunities GP LP, a Cayman Islands limited partnership;

(xxxix) Advent Global Opportunities Master Limited Partnership, a Cayman Islands limited partnership ("Advent Global Opportunities Master Fund").

GPE IX GP Limited Partnership is the general partner of the Advent IX Cayman Funds, GPE IX GP S.a r.l. is the general partner of the Advent IX Luxembourg Funds, and AP GPE IX GP Limited Partnership is the general partner of the Advent IX Partners Funds. Advent International GPE IX, LLC is the general partner of GPE IX GP Limited Partnership and AP GPE IX GP Limited Partnership, and is the manager of GPE IX GP S.a r.l.

Advent Global Technology GP Limited Partnership is the general partner of the Advent Global Technology Funds, Advent Global Technology GP S.a r.l. is the general partner of Advent Global Technology-A SCSp, and AP AGT GP Limited Partnership is the general partner of the Advent AGT Funds. Advent Global Technology LLC is the general partner of Advent Global Technology GP Limited Partnership and AP AGT GP Limited Partnership, and is the manager of Advent Global Technology GP S.a r.l.

Advent Global Opportunities GP LP is the general partner of Advent Global Opportunities Master Fund, Advent Global Opportunities GP LLC is the general partner of Advent Global Opportunities GP LP, and Advent Global Opportunities Management LLC is the investment manager to Advent Global Opportunities Master Fund. Investors in Advent Global Opportunities Master Fund invest in one or more of the following feeder funds: Advent Global Opportunities Fund LP, Advent Global Opportunities Limited Partnership, Advent Global Opportunities Fund Ltd. and Advent Global Opportunities Ltd. (collectively, the "Advent Global Opportunities Feeder Funds"), which are the limited partners of Advent Global Opportunities Master Fund. The Advent Global Opportunities Feeder Funds have ownership interests in Advent Global Opportunities Master Fund, but none of the Advent Global Opportunities Feeder Funds owns shares directly and none has voting or dispositive power over the shares held directly by Advent Global Opportunities Master Fund. The various Advent Global Opportunities entities referenced in this Item 2 were previously branded as Sunley House.

Advent International GP, LLC is the general partner of Advent International, L.P., and Advent International, L.P. is the manager of Advent International GPE IX, LLC and Advent Global Technology LLC and is the sole member of both Advent Global Opportunities GP LLC and Advent Global Opportunities Management LLC. Each of Advent International GP, LLC and Advent International, L.P. may be deemed to have voting and dispositive power over the shares held by the Advent IX Cayman Funds, the Advent IX Luxembourg Funds, the Advent IX Partners Funds, the Advent Global Technology funds, Advent Global Technology-A SCSp, the Advent AGT Funds and Advent Global Opportunities Master Fund.
Address of principal business office or, if none, residence: Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199
Citizenship: See responses to row 4 on each cover page.

## Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), type of person filing
Not applicable.

## Item 4. Ownership
Amount beneficially owned: See responses to row 9 on each cover page hereto which, together with the information set forth in Item 2 of this Statement, are incorporated by reference into this Item 4.
Percent of class: See responses to row 11 on each cover page.
Sole power to vote or to direct the vote: See responses to row 5 on each cover page.
Shared power to vote or to direct the vote: See responses to row 6 on each cover page.
Sole power to dispose or to direct the disposition: See responses to row 7 on each cover page.
Shared power to dispose or to direct the disposition: See responses to row 8 on each cover page.

## Item 5. Ownership of 5 Percent or Less of a Class
Not applicable.

## Item 6. Ownership of More than 5 Percent on Behalf of Another Person
Not applicable.

## Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person
Not applicable.

## Item 8. Identification and Classification of Members of the Group
Not applicable.

## Item 9. Notice of Dissolution of Group
Not applicable.

## Item 10. Certifications
Not applicable.

## Exhibits
99.1 Joint Filing Agreement, dated May 15, 2025

99.2 Signature Page, dated May 15, 2025

## Signatures
- ADVENT INTERNATIONAL, L.P.: /s/ Neil Crawford, Neil Crawford / Vice President of Finance, See Exhibit 99.2 (05/15/2025)
- Advent International GP, LLC: /s/ Neil Crawford, Neil Crawford / Vice President of Finance (05/15/2025)
- Advent International GPE IX, LLC: /s/ Neil Crawford, Neil Crawford / Vice President of Finance, See Exhibit 99.2 (05/15/2025)
- GPE IX GP Limited Partnership: /s/ Neil Crawford, Neil Crawford / Vice President of Finance, See Exhibit 99.2 (05/15/2025)
- Advent International GPE IX Limited Partnership: /s/ Neil Crawford, Neil Crawford / Vice President of Finance, See Exhibit 99.2 (05/15/2025)
- Advent International GPE IX-B Limited Partnership: /s/ Neil Crawford, Neil Crawford / Vice President of Finance, See Exhibit 99.2 (05/15/2025)
- Advent International GPE IX-C Limited Partnership: /s/ Neil Crawford, Neil Crawford / Vice President of Finance, See Exhibit 99.2 (05/15/2025)
- Advent International GPE IX-F Limited Partnership: /s/ Neil Crawford, Neil Crawford / Vice President of Finance, See Exhibit 99.2 (05/15/2025)
- Advent International GPE IX-G Limited Partnership: /s/ Neil Crawford, Neil Crawford / Vice President of Finance, See Exhibit 99.2 (05/15/2025)
- Advent International GPE IX-H Limited Partnership: /s/ Neil Crawford, Neil Crawford / Vice President of Finance, See Exhibit 99.2 (05/15/2025)
- Advent International GPE IX-I Limited Partnership: /s/ Neil Crawford, Neil Crawford / Vice President of Finance, See Exhibit 99.2 (05/15/2025)
- GPE IX GP S.a r.l: /s/ Justin Nuccio, Justin Nuccio / Manager, See Exhibit 99.2 (05/15/2025)
- Advent International GPE IX-A SCSp: /s/ Justin Nuccio, Justin Nuccio / Manager, See Exhibit 99.2 (05/15/2025)
- Advent International GPE IX-D SCSp: /s/ Justin Nuccio, Justin Nuccio / Manager, See Exhibit 99.2 (05/15/2025)
- Advent International GPE IX-E SCSp: /s/ Justin Nuccio, Justin Nuccio / Manager, See Exhibit 99.2 (05/15/2025)
- Advent International GPE IX Strategic Investors SCSp: /s/ Justin Nuccio, Justin Nuccio / Manager, See Exhibit 99.2 (05/15/2025)
- AP GPE IX GP Limited Partnership: /s/ Neil Crawford, Neil Crawford / Vice President of Finance, See Exhibit 99.2 (05/15/2025)
- Advent Partners GPE IX Limited Partnership: /s/ Neil Crawford, Neil Crawford / Vice President of Finance, See Exhibit 99.2 (05/15/2025)
- Advent Partners GPE IX-A Limited Partnership: /s/ Neil Crawford, Neil Crawford / Vice President of Finance, See Exhibit 99.2 (05/15/2025)
- Advent Partners GPE IX-C Limited Partnership: /s/ Neil Crawford, Neil Crawford / Vice President of Finance, See Exhibit 99.2 (05/15/2025)
- Advent Partners GPE IX-A Cayman Limited Partnership: /s/ Neil Crawford, Neil Crawford / Vice President of Finance, See Exhibit 99.2 (05/15/2025)
- Advent Partners GPE IX-B Cayman Limited Partnership: /s/ Neil Crawford, Neil Crawford / Vice President of Finance, See Exhibit 99.2 (05/15/2025)
- Advent Global Technology LLC: /s/ Neil Crawford, Neil Crawford / Vice President of Finance, See Exhibit 99.2 (05/15/2025)
- Advent Global Technology GP Limited Partnership: /s/ Neil Crawford, Neil Crawford / Vice President of Finance, See Exhibit 99.2 (05/15/2025)
- Advent Global Technology Limited Partnership: /s/ Neil Crawford, Neil Crawford / Vice President of Finance, See Exhibit 99.2 (05/15/2025)
- Advent Global Technology-B Limited Partnership: /s/ Neil Crawford, Neil Crawford / Vice President of Finance, See Exhibit 99.2 (05/15/2025)
- Advent Global Technology-C Limited Partnership: /s/ Neil Crawford, Neil Crawford / Vice President of Finance, See Exhibit 99.2 (05/15/2025)
- Advent Global Technology-D Limited Partnership: /s/ Neil Crawford, Neil Crawford / Vice President of Finance, See Exhibit 99.2 (05/15/2025)
- Advent Global Technology GP S.a r.l.: /s/ Justin Nuccio, Justin Nuccio / Manager, See Exhibit 99.2 (05/15/2025)
- Advent Global Technology-A SCSP: /s/ Justin Nuccio, Justin Nuccio / Manager, See Exhibit 99.2 (05/15/2025)
- AP AGT GP Limited Partnership: /s/ Neil Crawford, Neil Crawford / Vice President of Finance, See Exhibit 99.2 (05/15/2025)
- Advent Partners AGT Limited Partnership: /s/ Neil Crawford, Neil Crawford / Vice President of Finance, See Exhibit 99.2 (05/15/2025)
- Advent Partners AGT-A Limited Partnership: /s/ Neil Crawford, Neil Crawford / Vice President of Finance, See Exhibit 99.2 (05/15/2025)
- Advent Partners AGT-C Limited Partnership: /s/ Neil Crawford, Neil Crawford / Vice President of Finance, See Exhibit 99.2 (05/15/2025)
- Advent Global Technology Strategic Investors Limited Partnership: /s/ Neil Crawford, Neil Crawford / Vice President of Finance, See Exhibit 99.2 (05/15/2025)
- Advent Global Opportunities Management LLC: /s/ Neil Crawford, Neil Crawford / Vice President of Finance, See Exhibit 99.2 (05/15/2025)
- Advent Global Opportunities GP LLC: /s/ Neil Crawford, Neil Crawford / Vice President of Finance, See Exhibit 99.2 (05/15/2025)
- Advent Global Opportunities GP LP: /s/ Neil Crawford, Neil Crawford / Vice President of Finance, See Exhibit 99.2 (05/15/2025)
- Advent Global Opportunities Master Limited Partnership: /s/ Neil Crawford, Neil Crawford / Vice President of Finance, See Exhibit 99.2 (05/15/2025)